UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2007

OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26648	75-2402409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 575-4138

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

On December 5, 2007, OPKO Health, Inc. (the “Company”) announced that the members of The Frost Group, a private investment group controlled by Dr. Phillip Frost, M.D., Chairman and CEO of the Company, have made a $20 million investment in OPKO. Under the terms of the investment, the Company will issue 10,869,565 shares of the Company’s common stock, par value $.01, at $1.84 per share, representing an approximately 40% discount to the five-day average trading price of the stock on the American Stock Exchange. The shares issued in the investment will be restricted securities, subject to a two year lockup, and no registration rights have been granted. The Frost Group also includes Dr. Jane Hsiao, Vice Chairman and Chief Technical Officer of OPKO, Dr. Rao Uppaluri, Chief Financial Officer of OPKO, and Mr. Steven D. Rubin, Executive Vice President-Administration of OPKO. Following this investment, members of the Frost Group will collectively be deemed to beneficially own in the aggregate approximately 62% of OPKO’s outstanding common stock.

ITEM 3.02.	Unregistered Sales of Equity Securities

The information disclosed under Item 1.01 of this report is incorporated into this Item 3.02 in its entirety. The issuance of the common stock will be exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because the transaction does not involve a public offering.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

No.	Description

99.1	Press Release of the Company dated December 5, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

By	/s/ Adam Logal
Name:	Adam Logal
Title:	Executive Director of Finance, Chief Accounting Officer, Treasurer

Date December 5, 2007